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EXHIBIT 10.35

AGREEMENT REGARDING FORGIVENESS OF DEBT

        THIS AGREEMENT (this "Agreement") is made and entered into effective as of June 6, 2002, by and between AMC ENTERTAINMENT INC., a Delaware corporation (the "Company"), and PHILIP M. SINGLETON ("Singleton").

        WHEREAS, in 1998 the Compensation Committee and the Board of the Directors of the Company unanimously authorized the issuance of a Promissory Note to Singleton on September 14, 1998 in order for him to acquire 250,000 shares of the Company's common stock (the "Shares"). The purpose was to: (i) to assist the Company in the support of a secondary offering being sold to the public in August of 1998; and (ii) to enable Singleton to increase his holdings in the Company's common stock and thereby more closely align his financial interests with other common shareholders;

        WHEREAS, the Board desires to recognize the leadership of Singleton during the Company's 2002 fiscal year. During this period, the exhibition industry was in turmoil; in fact twelve exhibition companies filed bankruptcy. All publicly-traded companies were included in these filings, with the sole exception of the Company;

        WHEREAS, the Board recognizes a series of highly effective management initiatives have been introduced: (i) Company-wide pricing adjustments, (ii) aggressive closing of under-performing theatres, (iii) restructuring of operations which without minimizing the efficiency of the Company, and simultaneously maintaining a high level of employee enthusiasm and participation, resulting in general administrative expenses of approximately $20,000,000;

        WHEREAS, the shareholders have benefited from the above initiatives as is illustrated by the increase in the market price of the Company's common stock. For example, the price was $6.24 per share on March 29, 2001, $13.64 per share on March 28, 2002, and $15.49 per share on May 10, 2002; and

        WHEREAS, as a result of the above, the Compensation Committee and the Board of Directors have determined it to be in the best interests of the Company to reward Singleton by forgiving the previously authorized loan, in which the current aggregate amount is $3,616,399.50 (principal and accrued interest) (the "Indebtedness"), and to make further payments to Singleton in additional compensation in an amount to approximately equal the income taxes Singleton would incur due to such loan forgiveness, "grossed up" to take into account the receipt of such additional compensation. The forgiveness is conditioned upon the fact that Singleton agrees not to sell purchased shares for a period of eighteen months from the date hereof;

        NOW, THEREFORE, this Agreement is made in consideration of the premises and mutual covenants set forth herein; and each of the parties to this Agreement agrees as follows:

        1.    Forgiveness of Indebtedness.    In exchange for the services provided by Singleton to the Company and for the agreements set forth in this Agreement, the Company hereby (i) forgives the aggregate amount of the Indebtedness by canceling any notes representing the Indebtedness and (ii) pays Singleton contemporaneously herewith an amount approximately equal to the amount of Singleton's income taxes resulting from the forgiveness of the Indebtedness, grossed up to take into account the receipt of such additional compensation; provided, such amount shall be reduced by applicable withholding taxes.

        2.    Lock-Up.    In consideration of the forgiveness of the Indebtedness and the payment described in paragraph 1, Singleton agrees to not sell any of the Shares for a period of eighteen months from the date of this Agreement.

        3.    Miscellaneous.    This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the first date set forth above.

THE COMPANY:
AMC Entertainment Inc.
By:
/s/ CRAIG R. RAMSEY Craig R. Ramsey Executive Vice President, Chief Financial Officer and Secretary
SINGLETON:
/s/ PHILIP M. SINGLETON Philip M. Singleton

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  EXHIBIT 10.35
AGREEMENT REGARDING FORGIVENESS OF DEBT